Exhibit (j)(6)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Statements” in the Statement of Additional Information and to the use of our reports dated December 21, 2006 on Goldman Sachs Short Duration Government Fund, Goldman Sachs Ultra-Short Duration Government Fund, Goldman Sachs Government Income Fund, Goldman Sachs Core Fixed Income Fund, and Goldman Sachs High Yield Fund (five of the funds comprising the Goldman Sachs Trust), which are incorporated by reference in this Registration Statement (Form N-1A Nos. 33-17619 and 811-5349) of Goldman Sachs Trust.

/s/ ERNST & YOUNG LLP

New York, New York
November 30, 2007